Exhibit 10.4

Akcea Therapeutics, Inc. 22 Boston Wharf Road, 9th Floor Boston, MA 02210

Non-Employee Director Compensation Plan

(As of December 2019)

Akcea values the contributions made by its Board of directors.  In recognition of these valuable contributions, Akcea will provide each non-employee Director1 with the compensation described in this memo.

Cash Compensation

Each non-employee Director will receive cash compensation based on his/her role on the Board and Board committees:

Role	Cash Compensation
Board Member (Base retainer)	$40,000
Chair of the Board (Additional)	$30,000
Committee Chairs (Additional) -Audit -Compensation -Nominating & Gov. -Compliance -Affiliate Transactions -Commercial -Financing	$18,000 $12,500 $8,000 $12,500 N/A $12,500 $8,000
Committee Member (Additional) -Audit -Compensation -Nominating & Gov. -Compliance -Affiliate Transactions -Commercial -Financing	$9,000 $6,000 $4,500 $6,000 $8,000 $6,000 $4,500

Equity Compensation

Each non-employee Director will receive an initial stock option award upon joining the Board, and will receive an annual stock option award for each year of continued service, as follows:

Stock Option Award	No. of Shares
Initial Stock Option Equity Grant	53,000
Annual Stock Option Equity Grant	26,400

The exercise price of each option will be the fair market value of Akcea’s common stock on the date of grant.

The options will vest over a four-year period in equal annual installments and be subject to the terms of Akcea’s 2015 Equity Incentive Plan.  The vesting of the options will accelerate in the case of a change of control of Akcea, as further described your option agreement and the 2015 Equity Incentive Plan.

Akcea reserves the right to amend this compensation policy at any time.

[1]	Employees of Ionis who serve on the Akcea Board are not eligible for compensation as Akcea Board members.